Exhibit 99.1

The following reprints in their entirety certain sections of the confidential offering memorandum which contain previously undisclosed information.

Operating Summary

A five-year operating forecast is below.

(in thousands)	2014 (est)	2015	2016	2017	2018	2019
Revenues:
Oil Sales	8,416	16,869	29,364	46,983	70,474	98,664
Product Sales	1,815	4,986	12,875	20,601	30,901	43,261

Total Revenues	10,231	21,855	42,240	67,584	101,375	141,926

COGS	4,297	9,260	19,405	35,819	52,715	72,382

Gross Margin	5,934	12,595	22,835	31,764	48,660	69,544
	58.0%	57.6%	54.1%	53.0%	52.0%	51.0%

SG&A	4,579	6,578	8,156	8,971	9,868	10,855
R&D	781	976	1,059	1,165	1,281	1,409

EBITDA	574	5,040	13,621	21,628	37,511	57,279

The worldwide CBD opportunity is included in the cannabis market, which is estimated to have a $50 billion market potential in the United States alone over the next 5-10 years. The worldwide market opportunity is estimated at $200 billion over the same timeframe. The immediate addressable CBD market is currently comprised of the following channels:

•	Medical Marijuana Dispensaries (approximately 2,500 locations currently in U.S.)
•	Early adopters – e-commerce sites
•	CannaVest e-commerce
•	Early adopters – retail brick & mortar (Pharmaca)

Within 1-2 years, we believe the CBD market will expand significantly with the addition of the following channels:

•	Natural products
•	Vitamin retail
•	Cosmetic companies
•	Beverage companies
•	Food, Drug & Mass

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Cash Flow Summary

A five-year cash flow including the financing source and use of funds is below.

(in thousands)	2015	2016	2017	2018	2019
Source of Funds
EBITDA	5,040	13,621	21,628	37,511	57,279

Proceeds from Financing	24,000	–	–	–	–
Total Source of Funds	29,040	13,621	21,628	37,511	57,279

Use of Funds
Financing costs	(1,500)	–	–	–	–

Inventory purchases	(17,000)	(6,000)	(6,000)	(6,000)	(6,000)

Working capital change	(3,642)	(3,498)	(4,324)	(5,732)	(6,858)

PP&E/Other	(500)	(1,000)	(1,100)	(1,200)	(1,300)

Estimated Corp tax	(1,616)	(5,048)	(8,251)	(14,604)	(22,512)
Total Use of Funds	(24,259)	(15,546)	(19,675)	(27,536)	(36,670)

BB - Cash	1,500	6,282	4,357	6,310	16,284
EB - Cash	6,282	4,357	6,310	16,284	36,893

The primary cash flow needs are to finance inventory purchases and finance expansion of revenues through increased credit sales (working capital).

CannaVest Strategic Plan – The next 5 years

1. Increase brand awareness of Company’s proprietary consumer products and raw materials – “Mainstream CBD as a dietary and beauty product ingredient.”

2. Expand the market of innovators, formulators, product development and consumers of CBD products worldwide.

3. Invest in Company infrastructure to produce, market and distribute CBD products worldwide.

4. Expand our internally developed product offerings containing natural, hemp-based CBD.

5. Expand our worldwide network of hemp farmers.

6. Establish the infrastructure to grow hemp domestically.

7. Scale-up our manufacturing process and QA/QC systems to ensure the safety, quality and supply of CBD for the expanding worldwide customer base.

8. Continue to monitor the industry and evaluate strategic acquisitions that will provide additional capabilities to maintain our dominant position in growing, harvesting, and processing hemp-derived products.

Financial Information

The Company is seeking to raise $24 million to expand operations and finance working capital needs. The two most significant working capital areas include inventory purchases ($17M in 2015) and financing of working capital ($3.6M in 2015). Our ability to finance our working capital needs will allow the Company to maintain its dominant supply chain position in the industry and to further expand the market by increasing credit sales.

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